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PRESS RELEASE                                            For Immediate Release
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Date:    February 11,  2003
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Contact: Leigh J. Abrams, President and CEO
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Phone:   (914) 428-9098 Fax:     (914) 428-4581
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E Mail:  Drew@drewindustries.com                                  DREW
------------------------------------------------         INDUSTRIES INCORPORATED

                   DREW REPORTS RECORD SALES AND EPS FOR 2002
                Income Up 60 Percent on Sales Gain of 28 Percent

WHITE PLAINS, NEW YORK - FEBRUARY 11, 2003 - A continuing strong recreational vehicle (RV) market, coupled with market share gains in both its RV and manufactured housing segments, enabled Drew Industries (AMEX: DW) to achieve record sales and earnings per share from continuing operations in 2002. Sales for 2002 reached a record $325 million, an increase of 28 percent from last year's sales of $255 million. Income from continuing operations was $15.8 million, or $1.57 per share, up 60 percent from last year's income from continuing operations of $9.8 million, or $1.02 per share. Results for 2001 included goodwill amortization expense of $1.6 million, net of taxes, or $.16 per share, while there was no goodwill amortization expense in 2002, as a result of the adoption of a new accounting principle. The Company's axle and tire business is now being reflected as a discontinued operation in Drew's financial statements for 2002 and prior periods. Drew sold the last remaining operation of the business in January 2003 for a small profit.

Drew reported that fourth quarter sales increased 27 percent to $78 million, up from $62 million last year. Income from continuing operations increased 18 percent to $2.6 million, or $.26 per share, in the current quarter, versus income from continuing operations of $2.2 million, or $.23 per share, in last year's fourth quarter. Pre-tax income for the quarter increased 44 percent from last year. This increase was partially offset by higher taxes due to an unusually low effective tax rate in the 2001 fourth quarter. Drew noted that the first and fourth quarters are typically its weakest quarters due to buying cycles in the RV and manufactured housing industries.

Results for the 2001 fourth quarter included goodwill amortization expense of $428,000, net of taxes, or $.04 per share. Results for the fourth quarter of 2002 include an after-tax charge of approximately $300,000, or $.03 per share, relating to an $800,000 receivable due from a customer that filed for Chapter 11 protection. This customer accounted for less than five percent of the Company's net sales. Sales to the customer are continuing pursuant to authorization of the Bankruptcy Court.

"We are extremely pleased that our strategies and hard work are showing results, as evidenced by our very strong 2002 operating results," said Leigh J. Abrams, President and CEO. "Our focus on meeting the real-time needs of our customers is paying off in higher sales and profitability and continued market share gains. We remain optimistic that we can continue to build on this momentum in 2003 and grow our top and bottom lines ahead of the industries we serve."


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DREW / Page 2 of 4

Calendar 2002 was marked by a number of milestones for Drew. For the first time in the Company's history, sales and operating profit of the RV products segment exceeded those of the Manufactured Housing ("MH") products segment. The growth of the RV segment stems from market share gains, new product introductions and acquisitions. Also during 2002, Drew acquired a small RV towable chassis business that had annual sales of $7 million. Production for these newly acquired accounts has been integrated into Drew's existing RV factories without incurring additional fixed overhead cost. Drew also opened a new RV factory in Portland, Oregon, the Company's fifth factory serving the rapidly expanding West Coast market. Drew has opened three factories on the West Coast in the last three years. In addition, in September 2002 the Company converted its tire and axle facility in Bristol, Indiana to produce RV windows and doors.

These gains in the RV segment more than offset the continuing slide in MH industry production, which has lasted since the peak year of 1998 when 373,000 new homes were produced by the MH industry. Industry production for 2002 fell to approximately 168,000 homes, a decline of 55 percent since 1998. During this same period, excluding Drew's acquisition of Better Bath in 2001, Drew's MH segment sales have decreased only 31 percent. Drew outperformed the industry primarily through market share gains and the significant increase in sales of the Company's higher quality and higher priced vinyl windows, replacing sales of lower priced aluminum windows.

Other highlights in the MH segment include Drew's September 2002 move from a 60,000-square-foot leased factory in Alabama to a new 109,000-square-foot owned factory in the same town. In addition to an aluminum window line, Drew added a new vinyl window line to this new MH factory. This marks the second consecutive year that the Company has increased vinyl window capacity because of increased demand for these products despite the decline in the MH industry. When the MH industry finally recovers, Drew will be in a position to capture a large share of the industry growth.

As previously reported, Drew adopted Statement of Financial Accounting Standards No. 142 "Goodwill and Other Intangible Assets" on January 1, 2002, and has recorded a first quarter after tax charge of $30.1 million, or $3.01 per share, for impairment of goodwill associated with the Company's acquisitions. The tax benefit related to this charge was reduced by $82,000 in the fourth quarter, as a result of a year-end review of tax benefits to be received. The charge did not affect cash or operations.

Recreational Vehicle Products Segment

Drew reported that its RV products segment continued to produce strong, double-digit growth during the fourth quarter and year, as segment operating profit increased 177 percent in the quarter and 76 percent for the year on increases in net sales of 88 percent and 59 percent, respectively. This growth far exceeded the overall RV industry growth rates for the fourth quarter and year of approximately 33 percent and 21 percent, respectively. RV product sales reached $45.1 million in the fourth quarter or 58 percent of consolidated sales, and operating profit increased to $3.5 million, or 56 percent of consolidated segment operating profit. The Company's newer RV product factories are still operating at less than normal margins as they ramp up to full production. As these factories become more efficient, their contribution to operating profits is expected to increase. Patent litigation commenced against the Company in connection with the introduction of its new RV slide-out systems is in the early stages of discovery and the Company is vigorously defending against the claims.


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

DREW / Page 3 of 4

Abrams said: "Continued expansion of our RV products customer base, coupled with increasing sales of RV chassis, slide-out systems, windows and doors accounted for the bulk of our sales increase. In addition, our aggressive geographic expansion through new factories, as well as new customers and product line enhancements, should aid our growth in the future."

RV industry shipments continue to grow at a double-digit percentage rate bolstered by low interest rates, strong demographics and consumers' growing preference for domestic family vacations. Traditionally, demand for RVs is strongest from the over-50 age group, which is the fastest growing segment of the population. Also, as a result of an industry-wide "Go RVing" awareness and advertising campaign, the 35 to 50 age group is becoming a more significant buyer of RVs.

Manufactured Housing Products Segment

Drew's MH products segment out-performed the industry again in 2002, and the MH products segment has been profitable every quarter during this prolonged industry slump.

Through market share gains and increased sales of higher quality and higher priced vinyl windows, Drew's MH segment sales for the year increased 5 percent to $154.3 million, compared to a 13 percent decline for the industry. Segment operating profit increased 6 percent to $16.9 million. For the fourth quarter, the MH segment reported sales of $33.2 million, 12 percent less than in the fourth quarter of last year, but far better than the industry-wide decline of about 24 percent in the quarter. Segment operating profit for the 2002 fourth quarter declined 31 percent to $2.8 million, due to lower sales, significant increases in the cost of steel, which is one of this segment's primary raw materials, and the provision for bad debt discussed above.

Commenting on the Company's growth despite difficult MH industry conditions, Mr. Abrams said: "Credit availability, high interest rate spreads between conventional mortgages and MH mortgages, and excessive repossessions remain problems for the industry. However, we remain optimistic about longer-term prospects for recovery. Manufactured homes have improved dramatically in appearance and quality, and represent a significant cost advantage over site-built homes. It appears that retail demand for manufactured homes remains strong, but sales of new homes have been constrained by the limited availability of affordable financing and re-sales of repossessed homes. We hope for a rebound beginning in late 2003 and look forward to the opportunity to leverage our existing infrastructure to realize gains in this segment."

Balance Sheet/Other Highlights

Drew reported that it continued to generate strong cash flow from operations in 2002, allowing investment in new facilities and equipment and a strategic acquisition. The Company reported debt of $49 million at December 31, 2002, down from $53 million a year earlier, despite a $12 million increase in inventory due to higher sales. Drew's ratio of debt to EBITDA (earnings for the last 12 months, before interest, taxes, depreciation and amortization) was 1.3 as of December 31, 2002, which enabled Drew to obtain the most favorable interest rate available under its line of credit. Capital expenditures for 2002 were $10.4 million, including the new factories. Depreciation for 2002 was $7.3 million.


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DREW / Page 4 of 4

Conference Call

Drew will provide an online, real-time webcast and rebroadcast of its fourth quarter and year-end earnings conference call on Tuesday, February 11, 2003, at 11 a.m. eastern time, at www.drewindustries.com. Individual investors can also listen to the call at www.companyboardroom.com.

Institutional investors can access the call via the password-protected event management site, StreetEvents (www.streetevents.com). A replay of the conference call will be available by telephone by dialing (800) 274-0251 and referencing access code 443354. A replay will also be available on Drew's website.

About Drew

Drew, through its wholly-owned subsidiaries, Kinro and Lippert Components, supplies a broad array of components for RVs and manufactured homes. Manufactured products include aluminum and vinyl windows and screens, doors, chassis, chassis parts, chassis slide-out systems, and bath and shower units. From 40 factories located throughout the United States and one factory in Canada, Drew serves most major national manufacturers of RVs and manufactured homes in an efficient and cost-effective manner. Additional information about Drew and its products can be found at www.drewindustries.com.

Forward Looking Statements

This press release contains certain statements, including the Company's plans and expectations regarding its operating strategy, products and costs, and its views of the prospects of the recreational vehicle and manufactured housing industries, which are forward-looking statements and are made pursuant to the safe harbor provisions of the Securities Litigation Act of 1995. These forward-looking statements reflect the Company's views, at the time such statements were made, with respect to the Company's future plans, objectives, events and financial results, such as revenues, expenses, income, earnings per share, capital expenditures, and other financial items. Forward-looking statements are not guarantees of future performance; they are subject to risks and uncertainties. The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

There are a number of factors, many of which are beyond the Company's control, which could cause actual results and events to differ materially from those described in the forward-looking statements. These factors include pricing pressures due to competition, raw material costs (particularly aluminum, vinyl, steel, glass, and ABS resin), availability of retail and wholesale financing for manufactured homes, availability and costs of labor, inventory levels of retailers and manufacturers, the financial condition of our customers, interest rates, the outcome of pending litigation, and adverse weather conditions impacting retail sales. In addition, general economic conditions and consumer confidence may affect the retail sale of manufactured homes and RVs.


                                      # # #

                              OPERATING RESULTS (1)

                                                                       Year Ended                       Quarter Ended
                                                                      December 31,                       December 31,
                                                              ---------------------------         -------------------------
(In thousands, except per share amounts)                        2002              2001              2002             2001
                                                              ---------         ---------         --------         --------
Net sales                                                     $ 325,431         $ 254,770         $ 78,309         $ 61,556
                                                              ---------         ---------         --------         --------
Cost of sales                                                   246,844           194,309           60,389           46,546
                                                              ---------         ---------         --------         --------
   Gross profit                                                  78,587            60,461           17,920           15,010
Selling, general and administrative expenses                     49,374            40,116           12,595           10,949
                                                              ---------         ---------         --------         --------
       Operating profit                                          29,213            20,345            5,325            4,061
Interest expense                                                  3,566             4,151              866              954
                                                              ---------         ---------         --------         --------
       Income from continuing operations before
         income taxes and cumulative effect of
         change in accounting principle                          25,647            16,194            4,459            3,107
Provision for income taxes                                        9,883             6,364            1,842              885
                                                              ---------         ---------         --------         --------
       Income from continuing operations before
         cumulative effect of change in
         accounting principle                                    15,764             9,830            2,617            2,222
Discontinued operations (net of taxes)                             (200)             (896)             (52)            (120)
                                                              ---------         ---------         --------         --------
       Income before cumulative effect of
         change in accounting principles                         15,564             8,934            2,565            2,102
Cumulative effect of change in accounting
   principle (net of taxes of $2,743 for the
   year and ($82) for the quarter)                              (30,162)                               (82)
                                                              ---------         ---------         --------         --------
       Net income (loss)                                      $ (14,598)        $   8,934         $  2,483         $  2,102
                                                              =========         =========         ========         ========

Net income (loss) per common share:
       Income from continuing operations before
       cumulative effect of change in
         accounting principle:
                Basic                                         $    1.61         $    1.02         $    .26         $    .23
                                                              =========         =========         ========         ========
                Diluted                                       $    1.57         $    1.02         $    .26         $    .23
                                                              =========         =========         ========         ========
       Discontinued operations, net of taxes:
                Basic                                         $    (.02)        $    (.10)        $     --         $   (.01)
                                                              =========         =========         ========         ========
                Diluted                                       $    (.02)        $    (.10)        $     --         $   (.01)
                                                              =========         =========         ========         ========
       Cumulative effect of change in
        accounting principle, net of taxes:
                Basic                                         $   (3.08)        $      --         $   (.01)        $     --
                                                              =========         =========         ========         ========
                Diluted                                       $   (3.01)        $      --         $   (.01)        $     --
                                                              =========         =========         ========         ========
       Net income (loss)
                Basic                                         $   (1.49)        $     .92         $    .25         $    .22
                                                              =========         =========         ========         ========
                Diluted                                       $   (1.46)        $     .92         $    .25         $    .22
                                                              =========         =========         ========         ========

Weighted average common shares outstanding:
     Basic                                                        9,790             9,661            9,888            9,668
                                                              =========         =========         ========         ========
     Diluted                                                     10,009             9,666           10,123            9,673
                                                              =========         =========         ========         ========

Depreciation and amortization                                 $   7,332         $   8,411         $  2,014         $  2,101
                                                              =========         =========         ========         ========
Capital expenditures                                          $  10,446         $   8,192         $  1,986         $  1,903
                                                              =========         =========         ========         ========

(1) Financial information for prior periods has been reclassified to reflect the Company's axle and tire business as a discontinued operation.

                          BALANCE SHEET INFORMATION (2)

                                                                         December 31,
                                                                    -------------------
(In thousands, except per share amounts and ratios)                   2002       2001
                                                                    --------   --------
Current assets
   Cash and short term investments ..............................   $    316   $  1,191
   Accounts receivable, net .....................................     12,969     10,493
   Inventories ..................................................     37,143     25,526
   Prepaid expenses and other current assets ....................      8,618      4,219
   Discontinued operations ......................................      1,211      3,216
                                                                    --------   --------
       Total current assets .....................................     60,257     44,645
Fixed assets, net ...............................................     74,041     69,651
Goodwill, net ...................................................      7,043     38,303
Other intangible assets .........................................        814      1,073
Other assets ....................................................      3,241      3,303
                                                                    --------   --------
       Total assets .............................................   $145,396   $156,975
                                                                    ========   ========

Current liabilities
   Current maturities of long-term obligations ..................   $  9,993   $  9,630
   Accounts payable and accrued expenses ........................     25,697     21,163
   Discontinued operations ......................................        500      1,036
                                                                    --------   --------
       Total current liabilities ................................     36,190     31,829
Long-term indebtedness ..........................................     38,812     43,691
Other long-term obligations .....................................        290        245
                                                                    --------   --------
       Total liabilities ........................................     75,292     75,765
       Total stockholders' equity ...............................     70,104     81,210
                                                                    --------   --------
       Total liabilities and stockholders' equity ...............   $145,396   $156,975
                                                                    ========   ========

Current ratio ...................................................        1.7        1.4
Total debt to equity ............................................        0.7        0.7

Stockholders' equity per share ..................................   $   7.06   $   8.40

Tangible net worth (stockholders' equity less goodwill) per share   $   6.35   $   4.44

(2) Financial information for prior periods has been reclassified to reflect the Company's axle and tire business as a discontinued operation.